UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  June 1, 2007

NUTRACEA
(Exact Name of Registrant as Specified in Charter)

California	0-32565	87-0673375
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5090 N. 40th Street, Suite 400 Phoenix, AZ	85018
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (602) 522-3000

(Former name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(d)  General Wesley K. Clark was appointed to the Board of Directors effective June 1, 2007.  Mr. Clark, 62, served in the United States Army for 34 years and in his final military assignment as a four-star general, from July 1997 until May 2000, he served as the NATO Supreme Allied Commander, Europe and simultaneously, Commander-in-Chief, U.S. European Council. He has received numerous military awards, including the Purple Heart, Silver Star, and Bronze Star, and he has also been awarded the nation's highest civilian honor, the Presidential Medal of Freedom. His previous assignment was as Commander-in-Chief, US Southern Command, where he was responsible for all US military activities in Latin America. Clark graduated first in his class from the United States Military Academy at West Point and studied for two years at England's Oxford University on a Rhodes scholarship. In September 2003, Clark announced his bid for the Democratic presidential nomination. Since returning to the private sector in 2004, he has resumed activities as CEO of Wesley K. Clark & Associates, a strategic advisory and consulting firm. Last fall he joined UCLA's Burkle Center for International Relations as a Senior Fellow. Currently, General Clark is the Chairman of Rodman and Renshaw, an investment bank based in New York and London, and serves on the boards of directors of several private and public companies.

Pursuant to the compensation package for all of Nutracea’s independent directors, Mr. Clark will receive an annual retainer of $40,000 and up to $2,000 per board meeting attended.  In addition, NutraCea issues annually to each independent director a warrant to purchase 35,000 shares of common stock at a price per share equal to the market price of our common stock on the date of grant.  Each of these warrants vest monthly over 12 months.  On May 1, 2007, NutraCea issued Mr. Clark his annual 35,000 share warrant grant with an exercise price of $3.76 per share.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NUTRACEA

Date: June 4, 2007	By:	/s/ Brad Edson
Brad Edson
Chief Executive Officer
(Duly Authorized Officer)